Exhibit 5.1

June 17, 2010

Wells Fargo & Company

420 Montgomery Street

San Francisco, California 94163

Wells Fargo Securities, LLC

550 California Street, 14th Floor

San Francisco, California 94104

Merrill Lynch, Pierce, Fenner & Smith Incorporated

One Bryant Park

New York, New York 10036

Morgan Stanley & Co. Incorporated

1585 Broadway

New York, New York 10036

Ladies and Gentlemen:

We have acted as special tax counsel to Wells Fargo & Company, a Delaware corporation (the “Company”), in connection with the establishment of a series of securities designated as the Company’s Medium-Term Notes, Series K, in an aggregate principal amount of $25,000,000,000 (the “Notes”). We hereby confirm our opinion as set forth under the heading “United States Federal Income Tax Considerations” in the following product supplements (each a “Product Supplement”) related to the Notes:

1.	Product Supplement No. 2: Equity Linked Securities; Upside Participation To A Cap And Contingent Downside Protection; and

2.	Product Supplement No. 5: ETF Linked Securities; Upside Participation To A Cap And Contingent Downside Protection.

We hereby consent to the reference to us in each of the foregoing Product Supplements under the caption “United States Federal Income Tax Considerations” and the filing of this opinion as an exhibit to each Product Supplement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours,

/s/ Sullivan & Cromwell LLP